EXHIBIT 12.01

                                  SBARRO, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                                       FISCAL YEAR
                                                                       -----------

                                           2001            2000           1999              1998            1997
Fixed charges:

Interest expense                         $30,950         $30,243         $7,899                $0               $0
Rental expense                            24,154          22,412         21,845            20,552           18,899
                                         -------         -------        -------            ------          -------

Total fixed charges (1)                  $55,104         $52,655        $29,744           $20,552          $18,899
                                         =======         =======        =======           =======          =======
Earnings available for
  fixed charges:

Earnings (2)                             (14,573)         20,113         48,156            57,136           58,100
Add fixed charges                         55,104          52,655         29,744            20,552           18,899
                                         -------         -------        -------            ------          -------
Total earnings available
  for fixed charges                      $40,531         $72,768        $77,900            77,688          $76,999
                                         =======         =======        =======           =======          =======
Ratio of earnings to
  Fixed charges (3)                          0.7             1.4            3.8               3.8              4.1
                                             ===             ===            ===               ===              ===


(1) Total fixed charges consist of interest and one-third of rent expense (deemed to be a reasonable approximation of the interest factor for rent).
(2) Earnings represents income before income taxes, cumulative effect of change in method of accounting, minority interest and equity in net income (loss) of unconsolidated affiliates.
(3) The ratio of earnings to fixed charges has been computed based on dividing total earnings available for fixed charges by total fixed charges.